Exhibit 10.51

META Group, Inc.

208 Harbor Drive

Stamford, CT  06912

November 5, 2004

VIA COURIER

Mr. Herb VanHook

1613 Chathams Ford Place

Vienna, VA  22182

Re: Severance Agreement and Release

Dear Herb,

This letter summarizes the terms of your termination and severance agreement with META Group, Inc., (hereinafter the “Company”).

1.                                      Termination Date:

Your termination from the employment of the Company was effective as of October 18, 2004 (the “Termination Date”).  As of the Termination Date, your salary ceased, and any entitlement you had or might have had under a Company provided benefit plan, program or practice terminated, except as required by federal or state law, or as otherwise described below.

2.                                      Consideration:

(a)                                  Severance Pay and Pro-Rated Bonus: Upon your full execution of this Agreement and the expiration of the seven-day revocation period set forth in Section 9 below, the Company will make a lump sum payment to you equal to twenty (20) weeks of your current base salary, ninety-six thousand one hundred fifty-three dollars and eighty-five ($96,153.85), plus ten thousand dollars ($10,000.00) representing a pro-rated performance bonus for your efforts in 2004 (as determined by the Board of Directors), less applicable taxes. The severance payment will be made to you on the first regular payroll date following the effective date of this Agreement.

(b)                                 Health Insurance: You will remain on the Company’s health insurance through the end of February (February 28, 2005). This date shall be the date of the “qualifying event” under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).  Thereafter, health insurance coverage shall be continued only to the extent required by COBRA and only to the extent you timely pay the premium payments yourself.

(c)                                  Extended Exercise Period for Vested Options.  In consideration for your release of claims and other obligations set forth in this Agreement, all vested stock options held by you as of the Termination Date that have an exercise price at or below $10.00 per share shall be modified to extend their exercisability and shall remain exercisable until the close of business (5:00 p.m. Eastern time) on October 18, 2005; provided, however, that in no event shall any stock option be exercisable following the expiration of the original term of such stock option.  You acknowledge and agree that the stock options that qualify as Incentive Stock Options as of the Termination Date shall retain such incentive stock option status for three (3) months after the Termination Date, after which such options shall be treated for tax purposes as non-statutory stock options.

(d)                                 All payments set forth in this Section 2 shall be subject to all applicable federal, state and/or local withholding and/or payroll taxes.

3.                                      Release:

In exchange for the consideration described in Section 2 (a) and (b) above, which are in addition to anything of value to which you are entitled to receive, and other good and valuable consideration, the receipt of which is hereby acknowledged, you and your representatives, agents, estate, heirs, successors and assigns, absolutely and unconditionally hereby release, remise, discharge, indemnify and hold harmless the Company Releasees (defined to include the Company and/or any of its parent, subsidiaries or affiliates, predecessors, successors or assigns, and its and their respective current and/or former partners, directors, shareholders/stockholders, officers, employees, attorneys and/or agents, all both individually and in their official capacities), from any and all actions or causes of action, suits, claims, complaints, contracts, liabilities, agreements, promises, contracts, torts, debts, damages, controversies, judgments, rights and demands, whether existing or contingent, known or unknown, which arise out of your employment with, change in employment status with, and/or separation of employment from, the Company.  This release is intended by you to be all encompassing and to act as a full and total release of any claims, whether specifically enumerated herein or not, that you may have or have had against the Company Releasees arising from conduct occurring up to and through the date of this Agreement, including, but not limited to, any claims arising from any federal or state law or regulation dealing with either employment, employment benefits or employment discrimination such as those laws or regulations concerning discrimination on the basis of race, color, creed, religion, age, sex, sex harassment, sexual orientation, national origin, ancestry, handicap or disability, veteran status or any military service or application for military service; any contract, whether oral or written, express or implied; any tort; any claim for equity or other benefits; or any other statutory and/or common law claim.

4.                                      Accord and Satisfaction:

The amounts set forth above in Section 2 shall be complete and unconditional payment, settlement, accord and/or satisfaction with respect to all obligations and liabilities of the Company Releasees to you, including, without limitation, all claims for back wages, salary, vacation pay, draws, incentive pay, bonuses, stock and stock options, commissions, severance pay, any and all other forms of compensation or benefits, attorney’s fees, or other costs or sums.

5.                                      Waiver of Rights and Claims Under the Age Discrimination and Employment Act of 1967:

Since you are 40 years of age or older, you are being informed that you have or may have specific rights and/or claims under the Age Discrimination in Employment Act of 1967 (ADEA) and you agree that:

(a)                                  in consideration for the amounts and benefits described in Section 2 of this Agreement, which you are not otherwise entitled to receive, you specifically and voluntarily waive such rights and/or claims under the ADEA you might have against the Company Releasees to the extent such rights and/or claims arose prior to or on the date this Agreement was executed;

(b)                                 you understand that rights or claims under the ADEA which may arise after the date this Agreement is executed are not waived by you;

(c)                                  you are advised to consider the terms of this Agreement carefully and consult with or seek advice from an attorney of your choice or any other person of your choosing prior to executing this Agreement;

(d)                                 you acknowledge that you were informed and understand that you have twenty-one (21) days within which to consider this Agreement;

(e)                                  you have carefully read and fully understand all of the provisions of this Agreement, and you knowingly and voluntarily agree to all of the terms set forth in this Agreement;

(f)                                    in entering into this Agreement you are not relying on any representation, promise or inducement made by the Company or its attorneys with the exception of those promises described in this document; and

(g)                                 the 21-day review period will not be affected or extended by any revisions which might be made to this Agreement.

6.                                      Company Files, Documents and Other Property:

On or before the Effective Date of this Agreement, you will safely package and return to the Company all Company property and materials, including but not limited to, fax machines, scanners, copiers, Company credit cards and telephone charge cards, manuals, building keys and passes, courtesy parking passes, diskettes, intangible information stored on diskettes, software programs and data compiled with the use of those programs, software passwords or codes, tangible copies of trade secrets and confidential information, sales forecasts, names and addresses of Company customers and potential customers, customer lists, customer contacts, sales information, sales forecasts, memoranda, sales brochures, business or marketing plans, reports, projections, and any and all other information or property previously or currently held or used by you that is or was related to your employment with the Company (“Company Property”). The Company has agreed to allow you to purchase your laptop for the price of $50 and to keep you cell phone, provided the phone number is transitioned to a personal account.

All other Company Property will be sent to the Company’s headquarters address in Stamford, Connecticut (to the attention of “Human Resources Department”).  You agree that in the event that you discover any other Company Property in your possession after the Termination Date, you will immediately return such materials to the Company.

7.                                      Future Conduct; Further Agreements:

(a)                                  Nondisparagement:  You agree not to make disparaging, critical or otherwise detrimental comments to any person or entity concerning the Company, its officers, directors or employees; the products, services or programs provided or to be provided by the Company; the business affairs or the financial condition of the Company; or the circumstances surrounding your employment and/or separation of employment from the Company.

(b)                                 Confidentiality of this Agreement: You shall maintain confidentiality concerning the consideration provided and all other terms of this Agreement.  Except as required pursuant to legal process, you will not discuss the same with anyone except your immediate family and accountants or attorneys when such disclosure is necessary for the accountants or attorneys to render professional services.  Prior to any such disclosure that you may make, you shall secure from your attorney or accountant their agreement to maintain the confidentiality of such matters.  Nothing herein shall prohibit or bar you from providing truthful testimony in any legal proceeding or in communicating with any governmental agency or representative or from making any truthful disclosure required, authorized or permitted under law; provided however, that in providing such testimony or making such disclosures or communications, you will use your best efforts to ensure that this Section is complied with to the maximum extent possible.

8.                                      Representations and Governing Law:

(a)                                  This Agreement sets forth the complete and sole agreement between the parties and supersedes any and all other agreements or understandings, whether oral or written except the Employee Non-Competition, Non-Disclosure and Developments Agreement dated October 4, 1996, between the parties hereto, as to which the fourth paragraph is hereby amended to expire at February 28, 2005 except as to Gartner Inc., Forrester and AMR, and which otherwise shall remain in full force and effect, the Policy Against Insider Trading and the Stock Option Agreements #653, dated February 7, 1997; #733, dated April 3, 1997; #1037 dated January 13, 1998; #1598, dated April 16, 1999; #2200, dated April 6, 2000; #2865, dated December 6, 2000; #3498, dated September 24, 2001; #3833, dated April 23, 2002 and #3887, dated June 27, 2002, which shall remain in full force and effect except as modified by the express terms of Section 2(c) above. This Agreement may not be changed, amended, modified, altered or rescinded except upon the express written consent of both the President of the Company and you.

(b)                                 If any provision of this Agreement, or part thereof, is held invalid, void or voidable as against public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part.  To this extent, the provisions, and parts thereof, of this Agreement are declared to be severable.  Any waiver of any provision of this Agreement shall not constitute a waiver of any other provision of this Agreement unless expressly so indicated otherwise.

(c)                                  This Agreement shall be deemed to be made and entered into in the State of Connecticut. This Agreement and any claims arising out of this Agreement (or any other claims arising out of the relationship between the parties) shall be governed by and construed in accordance with the laws of the State of Connecticut and shall in all respects be interpreted, enforced and governed under the internal and domestic laws of Connecticut, without giving effect to the principles of conflicts of laws of such state.  Any claims or legal actions by one party against the other shall be commenced and maintained in state or federal court located in Connecticut, and you hereby submit to the jurisdiction and venue of any such court.

(d)                                 This Agreement cannot be assigned by you and shall inure to the benefit of the Company’s successors and assigns.

9.                                      Effective Date:

After signing this letter, you may revoke this Agreement for a period of seven (7) days following said execution.  The Agreement shall not become effective or enforceable until this revocation period has expired.

If this letter correctly states the understanding we have reached, please indicate your acceptance by countersigning the enclosed copy and returning it to me.

Very truly yours,

/s/ John Riley
John Riley
CFO

I REPRESENT THAT I HAVE READ THE FOREGOING AGREEMENT, THAT I FULLY UNDERSTAND THE TERMS AND CONDITIONS OF SUCH AGREEMENT AND THAT I AM KNOWINGLY AND VOLUNTARILY EXECUTING THE SAME.  IN ENTERING INTO THIS AGREEMENT, I DO NOT RELY ON ANY REPRESENTATION, PROMISE OR INDUCEMENT MADE BY THE COMPANY OR ITS ATTORNEYS WITH THE EXCEPTION OF THE CONSIDERATION DESCRIBED IN THIS DOCUMENT.

ACCEPTED:

/s/ Herb VanHook	November 5, 2004
(Herb VanHook)	(DATE)

IF YOU DO NOT WISH TO USE THE 21-DAY PERIOD,

PLEASE CAREFULLY REVIEW AND SIGN THIS DOCUMENT

I, Herb VanHook, acknowledge that I was informed and understand that I have 21 days within which to consider the attached Severance Agreement and Release, have been advised of my right to consult with an attorney regarding such Agreement and have considered carefully every provision of the Agreement, and that after having engaged in those actions, I prefer to and have requested that I enter into the Agreement prior to the expiration of the 21-day period.

Dated:	November 5, 2004	/s/ Herb VanHook
(Herb VanHook)

Dated:	November 5, 2004	/s/ M. Abel
Witness: